Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endeavour International Holdings B.V.:

We consent to the use of our reports dated January 24, 2013, except for Note 2 and 11, as to which date is March 18, 2013, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of Endeavour International Holdings B.V. for the year ended December 31, 2011, incorporated herein by reference.

/s/  KPMG LLP

Houston, Texas
June 6, 2014